EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1

Onfolio Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	Other	36,201,104	(2)	$0.77	(3)	$27,874,850.08	0.00013810	$3,849.52

Total Offering Amounts								$27,874,850.08		$3,849.52
Total Fees Previously Paid										0.00
Total Fee Offsets										0.00
Net Fee Due										$3,849.52

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(1)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The shares of common stock registered hereby consist of (i) 32,727,273 shares of common stock issuable upon conversion of senior secured convertible notes, and (ii) 3,473,831 additional shares of common stock issuable pursuant to rights to receive shares of common stock underlying rights to receive common stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per unit and maximum aggregate offering price are based on the average of the high and low price of the Registrant's common stock on December 16, 2025, as reported on the Nasdaq Stock Market LLC.